Exhibit 12.1

FRANK J. HARITON ● ATTORNEY - AT - LAW

1065 Dobbs Ferry Road ● White Plains ● New York 10607 ● (Tel) (914) 674-4373 ● (Fax) (914) 693-2963 ● (e-mail) hariton@sprynet.com

May 9, 2022

Board of Directors

Endonovo Therapeutics, Inc.

6320 Canoga Avenue -15th Floor

Woodland Hills, CA

Ladies and Gentlemen:

I have acted as company counsel to Endonovo Therapeutics, Inc., a Delaware corporation, (“ENDV”) for the purpose of rendering an opinion as to the legality of 200,000,000 shares of ENDV’s common stock, $0.00001 par value per share, (“Shares”) to be offered and distributed by ENDV pursuant to the Regulation A exemption from registration pursuant to an offering circular filed under the Securities Act of 1933, as amended, by ENDV with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, as amended, SEC File No. 024-11805, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matters opined upon herein, true copies of the Certificate of Incorporation and all amendments thereto of ENDV, the Bylaws of ENDV, relevant proceedings of the board of directors of ENDV authorizing the offer, sale and issuance of the Shares, a current draft of the Offering Statement, certificates of officers of ENDV and of public officials, and such other documents as I have deemed necessary and relevant to the matters opined upon herein. ENDV has appointed Equity Stock Transfer, LLC as its transfer agent. I have assumed, with respect to persons other than directors and officers of ENDV, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by ENDV against payment therefore at a price within a range of $0.015 to $0.025 per share, as described in the Offering Statement, will be legally issued, fully paid and non-assessable.

The forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein. I serve ENDV as assistant secretary of and own 6,504,536 shares of its common stock.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Exhibits” in Part III of the Offering Statement.

Very truly yours,

/s/ Frank J. Hariton
Frank J. Hariton